UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2011

Neurologix, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-13347	06-1582875
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bridge Plaza, Fort Lee, New Jersey		07024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 592-6451

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Bridge Financing

On December 16, 2011, Neurologix, Inc. (the “Company”) entered into a Second Amendment to Note and Warrant Purchase Agreement and Promissory Notes and First Amendment to Security Agreement (the “Second Amendment”) with General Electric Pension Trust (“GEPT”), Corriente Master Fund, L.P. (“Corriente”) and Palisade Concentrated Equity Partnership II, L.P. (“Palisade” and, together with GEPT and Corriente, the “Investors”).

The Investors, or affiliated entities thereof, are each existing stockholders of the Company and each, or affiliated entities thereof, beneficially owns greater than 10% of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), on an as-converted basis.

The Second Amendment amends that certain Note and Warrant Purchase Agreement, dated as of December 6, 2010, by and among the Company and the Investors (the “Original Purchase Agreement”), as amended by that certain First Amendment to Note and Warrant Purchase Agreement and Secured Senior Convertible Promissory Notes, dated as of October 28, 2011, by and among the Company and the Investors (the “First Amendment”).

Pursuant to the Original Purchase Agreement, the Investors provided a bridge loan to the Company on December 6, 2010 in the aggregate principal amount of $7,000,000, accruing interest thereon at an annual rate of 10% (the “Original Loan”).  An amount equal to 1.2 times the Original Loan, plus accrued and unpaid interest thereon, was scheduled to mature on October 31, 2011 (the “Original Maturity Date”).  The Original Maturity Date was extended to December 31, 2011 (the “Extended Maturity Date”) pursuant to the First Amendment.  The material terms of the Original Loan were disclosed in a Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on December 6, 2010 (the “December 2010 8-K”).  The material terms of the First Amendment were disclosed in a Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on October 31, 2011 (the “October 2011 8-K”).

As of December 15, 2011, and prior to issuing the Tranche B Loan as defined and described under the subheading “Tranche B Loan” below, the Company had cash on hand of approximately $289,887, and short-term liabilities of approximately $11,818,275, of which approximately $9,145,225 represents outstanding principal and accrued interest under the Original Loan.

Tranche B Loan

Pursuant to the Second Amendment, the Investors loaned to the Company, on December 16, 2011, an additional aggregate amount of $500,000 (the “Tranche B Loan”) and the Company issued to the Investors Amended and Restated Notes (the “Amended and Restated Notes”), which amend, restate and substitute the promissory notes that were issued to the Investors under the Original Purchase Agreement (the “Original Notes”).  The Amended and Restated Notes set forth each Investor’s outstanding principal amount of the Original Loan (hereafter referred to as the “Tranche A Loan”) and each Investor’s outstanding principal amount of the Tranche B Loan.  On December 16, 2011, the Investors sold to Reginald Hardy, a director of the Company, or one of his affiliates, a participation in the Tranche B Loan in the aggregate principal amount of $125,000 (see “Reginald Hardy Employment” under this Item 1.01 below).

The Tranche B Loan bears interest at 16% per annum from the date of issuance, matures on February 16, 2012 (the “New Maturity Date”), and is secured by substantially all of the Company’s assets, subject to certain exceptions.  The outstanding principal and accrued interest of the Tranche B Loan will be automatically converted into a new series of the Company’s preferred stock if such stock is senior to all other equity securities of the Company with respect to liquidation and dividend rights and is sold by the Company in a transaction or series of transactions in which the Company receives proceeds of at least $30 million (excluding proceeds attributable to conversion of any promissory notes issued under the Original Purchase Agreement, as amended by the First Amendment, the Second Amendment, and as may be further amended or modified and in effect at the time of such preferred stock issuance) (the “Next Preferred Equity Financing”).

Pursuant to the Second Amendment, the maturity date of the Tranche A Loan has been extended to the New Maturity Date.  All other terms of the Tranche A Loan, including, without limitation, the interest rate thereunder, the payment terms and convertibility feature thereof, and the security interests granted thereby, remain unmodified from those set forth in the Original Purchase Agreement, the First Amendment and the Original Notes.

It is contemplated that the Tranche B Loan will give the Company additional time to explore potential sale or strategic partnership opportunities with third parties that have recently expressed interest in engaging in discussions regarding such potential transactions with the Company.  Based on current projections, the Company estimates that the Tranche B Loan will enable the Company to continue operating for an additional thirty (30) days (the “Initial Period”), during which time the Company will make only critical expenditures.  If the Company is unable to consummate a transaction or raise additional funds during the Initial Thirty Day Period, the Company may not be able to continue operating (see “Bridge Financing – Tranche C Loan” under this Item 1.01 below).

Tranche C Loan

In the event that certain parties, identified by the Company and the Investors, notify the Company or its financial advisors, at any time between January 12, 2012 and January 15, 2012, that any such party is actively pursuing and working towards proposing an acquisition of, or strategic investment or licensing transaction with, the Company, the Investors have agreed to loan the Company an additional $500,000 on or before January 16, 2012 (the “Tranche C Loan”).  The Tranche C Loan will carry the same terms as the Tranche B Loan, be secured by the same assets as the Tranche B Loan, and will mature on the New Maturity Date.  Mr. Hardy has agreed to buy a participation from the Investors in the Tranche C Loan in the aggregate principal amount of $125,000 (see “Reginald Hardy Employment” under this Item 1.01 below).

It is contemplated that the Tranche C Loan would give the Company, based on current projections, an additional thirty (30) day period after the Initial Period in which to continue to explore, and potentially consummate, an acquisition, investment or licensing transaction.  The Company would expect to continue to make only critical expenditures during this additional thirty (30) day period.  If the Company is unable to consummate a transaction or raise additional funds within such additional thirty (30) day period, the Company will not be able to pay amounts due on the New Maturity Date, and may not be able to continue operating.

Effects of Extension of New Maturity Date

If, pursuant to certain provisions contained in that certain Summary of Terms executed on December 16, 2011, among the Company and the Investors (the “Summary of Terms”), the Investors agree to extend the New Maturity Date at the Company’s request, then (i) the annual interest rate on the Tranche A Loan will be increased, on a going-forward basis, from ten percent (10%) per annum to sixteen percent (16%) per annum, (ii) the amount to be paid at maturity with respect to the Tranche A Loan, the Tranche B Loan and the Tranche C Loan will increase to 1.3 times principal plus accrued interest, (iii) the conversion ratio of the Tranche A Loan, the Tranche B Loan and the Tranche C Loan, in the event of a Next Preferred Equity Financing, will increase to 1.5 times principal plus accrued interest, and (iv) the Company will be required to issue to the Investors warrants exercisable for an aggregate of 4,861,110 shares of Common Stock at an exercise price equal to 1.15 times the weighted-average trading price of Common Stock over the preceding 30-day period (the actions described in clauses (i) – (iv) above are hereafter referred to as the “Maturity Date Extension Effects”).

Tranche D Loan

Pursuant to certain binding provisions contained in the Summary of Terms, the Company may request, on or before the New Maturity Date, and the Investors may provide, in their sole discretion, an additional loan in the aggregate principal amount of $500,000 (the “Tranche D Loan”).  The Tranche D Loan will bear interest at sixteen percent (16%) per annum from the date of issuance, will mature on March 31, 2012, will be secured by the same assets as the Tranche B Loan and the Tranche C Loan, will be payable at maturity in an amount equal to 1.3 times outstanding principal plus accrued interest on the Tranche D Loan, and will be convertible into the preferred stock issued in the Next Preferred Equity Financing at a rate of 1.5 times the outstanding principal plus accrued interest on the Tranche D Loan.

The making of the Tranche D Loan will trigger the Maturity Date Extension Effects with respect to the Tranche A Loan, the Tranche B Loan and the Tranche C Loan and the maturity date of the Tranche A Loan, the Tranche B Loan and the Tranche C Loan will be extended to March 31, 2012 upon the making of the Tranche D Loan.

The preceding summary of the “Bridge Financing” is qualified in its entirety by reference to the full text of the Second Amendment attached hereto as Exhibit 10.1 and the Form of Amended and Restated Note attached hereto as Exhibit 10.2, each of which is incorporated herein by reference.

Reginald Hardy Employment

On December 16, 2011, the Company appointed Reginald Hardy, one of the Company’s directors, as a Vice President, and, in connection therewith, entered into a letter agreement with Mr. Hardy (the “Hardy Letter Agreement”).

Pursuant to the Hardy Letter Agreement, Mr. Hardy’s responsibilities will primarily involve assisting the Company in exploring, negotiating, and consummating a potential sale or strategic partnership transaction (collectively, a “Liquidity Event”).  Mr. Hardy’s employment may be terminated by the Company at any time for any reason and by Mr. Hardy upon 15 days’ prior notice to the Company.

Pursuant to the Hardy Letter Agreement, Mr. Hardy will not receive a salary or other benefits or perquisites for serving as a Vice President and performing the services previously described, but he will receive a fee if the Company achieves a Liquidity Event with a pharmaceutical, biotechnology or medical device company during the term of his employment or within six (6) months after his termination, other than a termination by Mr. Hardy or a termination by the Company as a result of Mr. Hardy’s material breach of the Hardy Letter Agreement.  In such event, Mr. Hardy will receive (i) four percent (4%) of any up-front payment received by the Company in such Liquidity Event and (ii) four percent (4%) of any future milestone payments received by the Company in such Liquidity Event.  In the event that there is only one payment in such Liquidity Event, Mr. Hardy will receive four percent (4%) of such payment received by the Company.

Pursuant to the Hardy Letter Agreement, Mr. Hardy has agreed to purchase from one or more of the Investors a $125,000 participation interest in each of the Tranche B Loan and the Tranche C Loan.  In accordance therewith, Mr. Hardy purchased a $125,000 participation in the Tranche B Loan on December 16, 2011.

The preceding summary of the Hardy Letter Agreement is qualified in its entirety by reference to the full text of the Hardy Letter Agreement attached hereto as Exhibit 10.3, which is incorporated herein by reference.

Item 2.03(a) Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits.

See Exhibit Index below.

EXHIBIT INDEX

Number	Title

10.1
Second Amendment to the Note and Warrant Purchase Agreement and Promissory Notes and First Amendment to Security Agreement, dated as of December 16, 2011, by and among Neurologix, Inc., General Electric Pension Trust, Corriente Master Fund, L.P. and Palisade Concentrated Equity Partnership II, L.P.

10.2	Form of Amended and Restated Secured Senior Convertible Promissory Note

10.3	Hardy Letter Agreement, dated December 16, 2011

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

NEUROLOGIX, INC.

Date: December 21, 2011	By:	/s/ Marc L. Panoff
Name: Marc L. Panoff
Title: Chief Financial Officer, Secretary and Treasurer